EXHIBIT 34.2

[LOGO] KPMG

KPMG LLP

Aon Center

Suite 5500

200 East Randolph Drive

Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors:

The Bank of New York Mellon

BNY Mellon Trust of Delaware

The Bank of New York Mellon Trust Company, N.A.:

We have examined management’s assertion, included in the accompanying Management’s Assertion of Compliance, that The Bank of New York Mellon (formerly The Bank of New York), BNY Mellon Trust of Delaware (formerly BNYM (Delaware)) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust, Company, N.A.), (collectively, the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly-issued (i.e., transaction-level reporting initially required under the Securities and Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 and like-kind transactions issued prior to January 1, 2006 that are subject to Regulation AB for which the Company provides trustee, securities administration, paying agent services, or custodial services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the “Platform”), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2014. With respect to applicable servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(vii), the Company has determined that there were no activities performed during the twelve months ended December 31, 2014 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

KPMG is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity

As described in the Company’s Assertion of Compliance with Applicable Servicing Criteria, for servicing criterion 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“CD&I”) 200.06, Vendor’s Engaged by Servicers (CD&I 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by CD&I 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply CD&I 200.06 for the vendor and related criterion as described in its Assertion of Compliance with Applicable Servicing Criteria, and we performed no procedures with respect to the Company’s eligibility to apply CD&I 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria, including criterion 1122(d)(2)(vi) for which compliance is determined based on CD&I 200.06 as described above, as of and for the twelve months ended December 31, 2014 is fairly stated, in all material respects.

/s/KPMG LLP

Chicago, Illinois

February 27, 2015